Exhibit 10.5

FOURTH AMENDMENT TO
EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

FOURTH AMENDMENT TO EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT (the "Agreement"), dated as of January 3, 2005, between CHESAPEAKE CORPORATION, a Virginia corporation (the "Company"), and THOMAS H. JOHNSON (the "Executive").

WHEREAS, the Company and the Executive entered into an Employment and Severance Benefits Agreement dated as of July 17, 1997; which Agreement was amended by a First Amendment to Employment and Severance Benefits Agreement on September 13, 1999, by a Second Amendment to Employment and Severance Benefits Agreement on August 28, 2001, and by a Third Amendment to Employment and Severance Benefits Agreement on April 22, 2003; and

WHEREAS, the Committee of Independent Directors of the Board of Directors and the Executive Compensation Committee of the Board of Directors desire to further amend the Agreement.

NOW, THEREFORE, the Agreement is hereby amended in the following respects:

Section 3(a) of the Agreement is amended to replace the first sentence thereof with the following:

(a) The Company agrees to employ the Executive throughout the Employment term as its Chairman of the Board of Directors & Chief Executive Officer, with a job description, responsibilities and duties commensurate with such position: provided however, that the Company may terminate the Executive's employment hereunder at any time in accordance with Section 7 hereof.

Section 4(a) of the Agreement is amended to replace the first sentence thereof with the following:

(a) Pay the Executive as compensation for his services hereunder a cash amount on an annual base salary as last approved by the Committee of Independent Directors, which base salary shall be reviewed on an annual basis for possible increase in light of business conditions, competitive considerations, increases given to other employees of the Company and the Executive's performance, provided that such salary shall not be reduced below the salary in effect immediately prior to such review.

Section 5 of the Agreement is amended to read as follows:

5. Annual Incentive Compensation. The Company shall permit the Executive to participate in the Company's Annual Incentive Program (or such comparable successor program that may be in effect from time to time), with a target incentive amount of not less than 70% of base salary.

Except as provided above, the terms of the Agreement, dated July 17, 1997, and the terms of the First Amendment to Employment Severance Benefits Agreement, dated September 19, 1999, the Second Amendment to Employment Severance Benefits Agreement, dated August 28, 2001, and the Third Amendment to Employment Severance Benefits Agreement, dated April 22, 2003, shall remain in effect.

IN WITNESS WHEREOF, the Company has cause this Fourth Amendment to Employment and Severance Benefits Agreement to be duly executed on its behalf and the Executive has duly executed this Fourth Amendment to Employment and Severance Benefits Agreement, all as of the date first written above.

EXECUTIVE	CHESAPEAKE CORPORATION
_/s/ Thomas H. Johnson ________________	_/s/ Sir David Fell______________________
Thomas H. Johnson	Sir David Fell
Director
_/s/ J.P. Causey Jr.______________________
J.P. Causey Jr.
Executive Vice President, Secretary &
General Counsel